Mail Stop 3561


								September 7, 2005


By U.S. Mail

James McDonald
Chief Financial Officer
Rocky Shoes and Boots, Inc.
39 East Canal Street
Nelsonville, OH 45764

		RE:	Rocky Shoes and Boots, Inc.
			File No. 0-21026
			Form 10-K for the year ended December 31, 2004 Form 10-Q for the quarter ended March 31, 2005


Dear Mr. McDonald,

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.

							Sincerely,




							Michael Moran, Esq.
Branch Chief